Exhibit 99.1

GUESS?, INC.                                                        NEWS RELEASE
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FOR IMMEDIATE RELEASE           Contact:     Carlos Alberini
                                             President & Chief Operating Officer
                                             (213) 765-3582

                                             Joseph Teklits
                                             ICR
                                             (203) 682-8258

   GUESS?, INC. REPORTS MAY COMP STORE SALES UP 20.0%; RAISES Q2 EXPECTATIONS
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                    - MAY TOTAL RETAIL SALES INCREASED 26.8%

           - COMPANY EXPECTS TO EXCEED Q2 REVENUE AND MARGIN GUIDANCE

LOS ANGELES, CA, June 1, 2006--Guess?, Inc. (NYSE:GES) today reported retail sales for the month of May which ended on May 27, 2006. Total retail sales for May were $50.3 million, an increase of 26.8% from sales of $39.7 million for the month ended May 28, 2005. Comparable store sales for the May period increased 20.0%.

The retail sales and margin performance for the 2006 second quarter-to-date has been stronger than the Company anticipated. Also, the Company's worldwide licensing and European businesses have performed ahead of expectations quarter-to-date. Based on these trends, the Company now expects total revenues for the second quarter to increase nearly 25% from last year's levels, versus previous expectations for an increase in the high teens. The Company also expects gross margins and SG&A expense performance for the period to improve from previously expected levels.

The net impact of the changes in guidance should result in a net earnings improvement over previous guidance for the second quarter in the range of $2.5 million to $3.2 million or $0.05 to $0.07 per share.

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, accessories and related consumer products. At May 27, 2006 the Company owned and operated 319 retail stores in the United States and Canada. The Company also distributes its products through better department and specialty stores around the world. For more information about the Company, please visit www.guess.com.

Except for historical information contained herein, certain matters discussed in this press release, including statements concerning the Company's future prospects and guidance for the second quarter of 2006, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include, among other things, our ability to anticipate consumer preferences, effectively operate our retail stores, effectively manage inventories, successfully execute our strategies, including our supply chain and international growth strategies, and general economic conditions and consumer confidence. In addition to these factors, the economic and other factors identified in the Company's most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations.